                                                                     EXHIBIT 28

    [LOGO]                                                                 NEWS
                                                                        RELEASE
- -------------------------------------------------------------------------------

                                                  Contact:   Steven M. Eames
                                                             713/877-6733

                 COASTAL'S ANR PIPELINE COMMENCES $125 MILLION
                     PUBLIC OFFERING OF 30-YEAR DEBENTURES

  HOUSTON, FEB. 15, 1994--ANR Pipeline Company, a Detroit-based subsidiary of The Coastal Corporation, said today it has commenced a public offering through underwriters of $125 million in principal amount of 7 3/8% 30-year Debentures maturing February 15, 2024. Citicorp Securities, Inc. is the principal underwriter. The underwriting syndicate also includes BT Securities Corporation, Chase Securities, Inc., Chemical Securities Inc., NatWest Securities Limited, and UBS Securities Inc. ANR said it intends to use the net proceeds from the offering primarily for capital expenditures and for other general corporate purposes, including the payment of dividends. The offering is being made only by means of a Prospectus and Prospectus Supplement available from any underwriter.

  ANR Pipeline also reported net earnings for the year 1993 of $157.0 million and fourth-quarter net earnings of $39.2 million, compared to 1992 net earnings of $151.0 million and 1992 fourth-quarter earnings of $30.3 million.

  The Coastal Corporation (NYSE:CGP) is a Houston-based energy holding company. Coastal has consolidated assets of more than $10 billion and subsidiary operations in natural gas marketing, transmission and storage, petroleum refining and marketing, oil and gas exploration and production, coal, chemicals, trucking and independent power production.

- -------------------------------------------------------------------------------

Coastal Tower         Media Inquiries Please Contact:  Investor Relations Inquiries Please Contact:   A.K. Turner, Conn.
Nine Greenway Plaza   Steve Eames                      Stirling D. Pack, Jr.                          203/622-6900
Houston TX 77046-0995 713/877-1400 (Texas)             713/877-6924 (Texas)
                      800-788-2500 (Outside Texas)     800-788-2500 (Outside Texas)